Exhibit 10.14

AMENDMENT #5

This amendment of lease is made on February 9, 2012 between SUNTREE GARDENS, LLC (“Lessor”) and SORRENTO THERAPEUTICS, INC., A DELAWARE CORPORATION. (“Lessee”).

I.	Recital: This amendment of lease is made with reference to the following facts and objectives:

A.	Sorrento Therapeutics, Inc., a Delaware Corporation (Lessee) and, Suntree Garden, LLC (Landlord) are parties to that certain lease made and entered into as of July 28, 2009 (“Original Lease”), and amended on August 1, 2009 (“First Amendment”), October 1,2009 (Amendment#2), November 11, 20l0(Amendment #3), and January 17, 2011 (Amendment #4), relating to the Premises located in the Building at 6042 Cornerstone Court West. San Diego, CA 92121

B.	The parties to the lease desire to amend the lease to add additional space.

C.	Now, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree and modify the lease as follows:

II.	Increase in Premises: The premises shall be increased to include Suite B, located on the second floor of 6042 Cornerstone Court West, San Diego, CA, (Exhibit A). The size of Suite B is approximately 3,216 square feet. The actual size shall be confirmed per BOMA standards.

III.	Lease Term: The lease term for Suite B shall be 60 months, commencing on April 1. 2012, and terminating on March 31, 2017.

IV.	Rent: The monthly rent for Suite B shall be $ 0.75 NNN per square foot for 60 months. Base rent (for Suite B) for month’s four (4), sixteen (16), twenty eight (28), and forty (40) shall be abated. Lessee shall pay NNN charges and separately metered utilities to the suite during the abatement months.

V.	Utilities: Lessee shall pay for gas and electricity for Suite B. Water and trash removal are included in the CAM charges.

VI.	Suite B Tenant Improvement: Landlord shall replace flooring, repaint suite, and make sure all HVAC, lighting, and doors are in working condition. Quality of flooring (tiles) and painting shall be of similar grade as Accelagen’s second floor laboratory in Fountain Plaza.

VII.	Parking: Lessee shall receive nine (9) additional unreserved parking spaces at no cost.

VIII.	Option to Extend: Lessee shall have one (1) option to extend the (Suite B) lease for an additional five years at market rate. In no event shall the rent be lower than $0.75 NNN per square foot per month.

IX.	Effectiveness of Lease: Except as set forth in this executed Amendment #5 to the Lease, all other terms and conditions of the Original Lease, as amended by previous amendments, shall continue in full force and effect.

In witness thereof, the parties hereto execute this agreement on the dates indicated below:

Lessor		Lessee

SUNTREE GARDEN, LLC.		SORRENTO THERAPEUTICS, Inc., a Delaware Corporation

By:	/s/ David Wen	By:	/s/ Richard Vincent	By:	/s/ Henry Ji
Title:	Managing Member	Title:	CFO	Title:	Interim CEO
Date:	2/21/2012	Date:	2/9/12	Date:	2/9/12

EXHIBIT A

Fountain Plaza

6042 Cornerstone Court West

Approx 3,216 Sq. Ft.